Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS FIRST QUARTER 2017 RESULTS

Continued strong financial performance
driven by volume growth and focus on cost improvement

PERRYSBURG, Ohio (Apr. 24, 2017) — Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the first quarter ended Mar. 31, 2017.

•                  For the first quarter, the Company recorded earnings from continuing operations of $0.30 per share (diluted), compared with $0.42 per share in 2016.  Improved segment operating profit was offset by higher charges primarily related to restructuring and bond redemption fees.

•                  Excluding certain items management considers not representative of ongoing operations, adjusted earnings(1) were $0.58 per share. This was up 21 percent compared with prior year and exceeded guidance of $0.50 to $0.55 per share.

•                  Net sales were $1.6 billion, up 2 percent from the prior year first quarter. Sales volume for the quarter was up 2 percent compared to the prior year, partially driven by new business development. Europe, Asia Pacific and Latin America each reported sales volume growth of more than 3 percent.

•                  Earnings from continuing operations before income taxes were $73 million for the first quarter compared with $101 million for the same period in 2016.

•                  Segment operating profit of reportable segments(1) for the first quarter of 2017 was $218 million, an increase of 3 percent compared with prior year. All regions except Latin America posted higher segment operating profit compared with the first quarter of 2016. In Latin America, the benefit from strong sales volume was more than offset by cost inflation, as expected.

•                  The Company continues to execute on its strategic initiatives focused on commercial activities and end-to-end supply chain. The focus on total systems cost is on track to yield $35 million to $45 million in segment operating profit for the full year.

•                  The Company improved its debt profile in the first quarter by completing a tender offer for its 7.80 percent Senior Debentures due in 2018 and expanded its borrowings under the 3.125 percent Euro Bond the Company originally issued in 2016. These transactions will reduce ongoing interest expense and increase the Company’s natural hedge against foreign currency exposure.

•                  The Company is maintaining its annual earnings and cash flow guidance.

“We are pleased to announce another quarter of positive progress on our transformation and towards our investor day goals,” said CEO Andres Lopez. “We delivered organic sales growth and margin expansion through the disciplined execution of our strategy. For the full year, we are committed to achieving solid sales and earnings growth in line with our prior guidance and are

(1)  Adjusted earnings per share and segment operating profit of reportable segments (“segment operating profit”) are non-GAAP financial measures. See tables included in this release for reconciliations to the most directly comparable GAAP measures.

confident that the improved financial and operational stability we are achieving will help us generate greater value for our shareholders.”

First Quarter 2017 Results

For the first quarter 2017, earnings from continuing operations before income taxes was $73 million, which was unfavorable by $28 million compared with the same period in prior year. These figures include items that management considers not representative of ongoing operations.(2) In the first quarter of 2017, the Company incurred restructuring and other charges of $39 million, primarily driven by restructuring activity in Europe and Latin America, and charges of $17 million related to debt redeemed in the quarter. In the first quarter of 2016, the Company incurred net restructuring and other charges of $12 million.

Excluding certain items management considers not representative of ongoing operations, adjusted earnings were $0.58 per share. Adjusted earnings increased 21 percent, or $17 million compared with prior year. The improvement is primarily related to stronger business performance, lower corporate and other costs and reduced interest expense.

Net sales in the first quarter of 2017 were $1.6 billion, up 2 percent from the prior year first quarter primarily due to higher sales volumes. Price was up less than one percent on a global basis, while currency translation adversely impacted net sales by less than one percent.

Global sales volumes increased 2 percent compared to the first quarter of 2016. Sales volume in Europe increased 4 percent, mainly due to higher beer shipments. In Latin America, sales volume increased 3 percent due to stronger shipments - primarily beer - in Mexico and the Andean region. North America sales volume declined 2 percent, completely due to mix; shipments were similar to the prior year with higher non-alcoholic beverage and spirits shipments offsetting lower beer shipments. First quarter sales volume in Asia Pacific increased 4 percent compared to the first quarter of 2016 mainly due to increased shipments of wine in Australia and beer in Southeast Asia and the favorable geographic mix of business.

Segment operating profit was $218 million in the first quarter, 3 percent higher than prior year first quarter.

•                  Europe reported segment operating profit of $59 million, which was $4 million, or 7 percent higher than the prior year quarter. Price in the region was down compared to first quarter of 2016 mainly due to the pass through of 2016 cost deflation to customers under contractual price adjustment formulas. This headwind was more than offset by the benefit of higher sales volume, logistics savings and other cost reductions.

•                  Segment operating profit for North America was $85 million in the quarter. This was $9 million higher than first quarter of 2016. Equity earnings from the joint venture with Constellation Brands is being reported in North America, rather than in Corporate, as of the beginning of 2017. The business also benefited from the initiative to reduce total systems cost.

•                  Latin America reported segment operating profit of $54 million, below the prior year quarter by $9 million. Strong shipments by Mexico and the Andean region more than

(2)  See table entitled Reconciliation to Adjusted Earnings and Constant Currency.

offset lower shipments in Brazil. However, as expected, substantial cost inflation in Latin America negatively impacted costs.

•                  Segment operating profit in Asia Pacific was $20 million, up $3 million compared with the first quarter of the prior year. The region benefited from higher production volumes and cost containment efforts.

Retained corporate and other costs were $28 million in the first quarter and in line with management expectations. This is an improvement of $4 million compared with the prior year first quarter, primarily due to lower management incentive accruals.

Net interest expense in the quarter was $78 million compared with $66 million for the first quarter of 2016. Excluding the $17 million charge related to debt redeemed in the quarter, net interest expense decreased $5 million from the first quarter of the prior year primarily due to deleveraging and refinancing actions taken in 2016.

Outlook

The Company is maintaining its annual guidance for earnings and cash flow.

The Company expects earnings from continuing operations attributable to the company (diluted) for the full year 2017 to be in the range of $2.12 to $2.22 per share. Excluding certain items from the first quarter that management considers not representative of ongoing operations, this equates to adjusted earnings per share(3) for full year 2017 in the range of $2.40 to $2.50. The Company continues to expect cash provided by continuing operating activities for 2017 to be approximately $730 million and adjusted free cash flow(4) to be approximately $365 million. The earnings and cash flow guidance ranges reflect uncertainty in macroeconomic conditions and currency rates, among other external factors.

Conference Call Scheduled for Apr. 25, 2017

O-I CEO Andres Lopez and CFO Jan Bertsch will conduct a conference call to discuss the Company’s latest results on Tuesday, Apr. 25, 2017, at 8:00 a.m. EDT. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the Webcasts and Presentations section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 7:50 a.m. EDT, on Apr. 25. Ask for the O-I conference call. A replay of the call will be available on the O-I website, www.o-i.com/investors, for a year following the call.

Contact:	Sasha Sekpeh, 567-336-5128 – O-I Investor Relations
Kristin Kelley, 567-336-2395 – O-I Corporate Communications

O-I news releases are available on the O-I website at www.o-i.com.

(3)  See table entitled Reconciliation to Expected Adjusted Earnings — FY17 Forecast.

(4)  Adjusted free cash flow is a non-GAAP financial measure defined as cash provided by continuing operating activities less additions to property, plant and equipment plus asbestos-related payments (all components as determined in accordance with GAAP). See table entitled Reconciliation to Adjusted Free Cash Flow.

O-I’s second quarter 2017 earnings conference call is currently scheduled for Tuesday, August 1, 2017, at 8:00 a.m. EDT.

About O-I

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. The Company had revenues of $6.7 billion in 2016 and employs more than 27,000 people at 79 plants in 23 countries. With global headquarters in Perrysburg, Ohio, O-I delivers safe, sustainable, pure, iconic, brand-building glass packaging to a growing global marketplace. For more information, visit o-i.com.

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures, which are measures of its historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules.  Management believes that its presentation and use of certain non-GAAP financial measures, including adjusted earnings, adjusted earnings per share, segment operating profit, segment operating profit margin and adjusted free cash flow, provide relevant and useful supplemental financial information, which is widely used by analysts and investors, as well as by management in assessing both consolidated and business unit performance.  These non-GAAP measures are reconciled to the most directly comparable GAAP measures and should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Adjusted earnings relates to net earnings from continuing operations attributable to the Company, exclusive of items management considers not representative of ongoing operations because such items are not reflective of the Company’s principal business activity, which is glass container production.  Adjusted earnings are divided by weighted average shares outstanding (diluted) to derive adjusted earnings per share. Segment operating profit relates to earnings from continuing operations before interest expense (net), provision for income taxes and is also exclusive of items management considers not representative of ongoing operations. Segment operating profit margin is segment operating profit divided by segment net sales. Management uses adjusted earnings, adjusted earnings per share, segment operating profit and segment operating profit margin to evaluate its period-over-period operating performance because it believes this provides a useful supplemental measure of the results of operations of its principal business activity by excluding items that are not reflective of such operations.  Adjusted earnings, adjusted earnings per share, segment operating profit and segment operating profit margin may be useful to investors in evaluating the underlying operating performance of the Company’s business as these measures eliminate items that are not reflective of its principal business activity.

Further, adjusted free cash flow relates to cash provided by continuing operating activities less additions to property, plant and equipment plus asbestos-related payments. Management uses adjusted free cash flow to evaluate its period-over-period cash generation performance because it believes this provides a useful supplemental measure related to its principal business activity. Adjusted free cash flow may be useful to investors to assist in understanding the comparability of cash flows generated by the Company’s principal business activity. Since a significant majority of the Company’s asbestos-related claims are expected to be received in the next ten years, adjusted free cash flow may help investors to evaluate the long-term cash generation ability of the Company’s principal business activity as these asbestos-related payments decline. It should not be inferred that the entire adjusted free cash flow amount is available for discretionary expenditures, since the Company has mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments.

The Company routinely posts important information on its website — www.o-i.com/investors.

Forward-Looking Statements

This document contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the Company’s ability to realize expected growth opportunities, cost savings and synergies from the Vitro Acquisition, (2) foreign currency fluctuations relative to the U.S. dollar, (3) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt at favorable terms, (4) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to economic and social conditions, disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (5) the Company’s ability to generate sufficient future cash flows to ensure the Company’s goodwill is not impaired, (6) consumer preferences for alternative forms of packaging, (7) cost and availability of raw materials, labor, energy and transportation, (8) the Company’s ability to manage its cost structure, including its success in implementing restructuring plans and achieving cost savings, (9) consolidation among competitors and customers, (10) the Company’s ability to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (11) unanticipated expenditures with respect to environmental, safety and health laws, (12) the Company’s ability to further develop its sales, marketing and product development capabilities, (13) the Company’s ability to prevent and detect cybersecurity threats against its information technology systems, (14) the Company’s ability to accurately estimate its total asbestos-related liability or to control the timing and occurrence of events relates to asbestos-related claims, (15) changes in U.S. trade policies, (16) the Company’s ability to achieve its strategic plan, and the other risk factors associated with the business described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended March 31
Unaudited	2017	2016

Net sales	$1,615	$1,588
Cost of goods sold	(1,300)	(1,269)

Gross profit	315	319

Selling and administrative expense	(119)	(129)
Research, development and engineering expense	(15)	(15)
Interest expense, net	(78)	(66)
Equity earnings	15	14
Other expense, net	(45)	(22)

Earnings from continuing operations before income taxes	73	101

Provision for income taxes	(20)	(27)

Earnings from continuing operations	53	74

Loss from discontinued operations		(1)

Net earnings	53	73

Net earnings attributable to noncontrolling interests	(4)	(6)

Net earnings attributable to the Company	$49	$67

Amounts attributable to the Company:
Earnings from continuing operations	$49	$68
Loss from discontinued operations		(1)
Net earnings	$49	$67

Basic earnings per share:
Earnings from continuing operations	$0.30	$0.42
Loss from discontinued operations		(0.01)
Net earnings	$0.30	$0.41

Weighted average shares outstanding (thousands)	162,388	161,204

Diluted earnings per share:
Earnings from continuing operations	$0.30	$0.42
Loss from discontinued operations		(0.01)
Net earnings	$0.30	$0.41

Diluted average shares (thousands)	163,840	161,793

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheet

(Dollars in millions)

	March 31,	December 31,	March 31,
Unaudited	2017	2016	2016
Assets
Current assets:
Cash and cash equivalents	$312	$492	$239
Trade receivables, net	844	580	771
Inventories	1,051	983	1,107
Prepaid expenses and other current assets	212	199	359
Total current assets	2,419	2,254	2,476

Property, plant and equipment, net	2,926	2,880	2,996
Goodwill	2,524	2,462	2,532
Intangibles, net	485	464	587
Other assets	1,105	1,075	1,097

Total assets	$9,459	$9,135	$9,688

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$196	$195	$239
Current portion of asbestos-related liabilities	115	115	130
Accounts payable	1,017	1,135	1,050
Other liabilities	531	615	467
Total current liabilities	1,859	2,060	1,886

Long-term debt	5,431	5,133	5,662
Asbestos-related liabilities	565	577	676
Other long-term liabilities	988	1,002	1,048
Share owners’ equity	616	363	416

Total liabilities and share owners’ equity	$9,459	$9,135	$9,688

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flow

(Dollars in millions)

	Three months ended March 31
Unaudited	2017	2016
Cash flows from operating activities:
Net earnings	$53	$73
Loss from discontinued operations	—	1
Non-cash charges
Depreciation and amortization	127	125
Pension expense	7	6
Restructuring, asset impairment and related charges	38	19
Cash payments
Pension contributions	(14)	(4)
Asbestos-related payments	(12)	(11)
Cash paid for restructuring activities	(8)	(13)
Change in components of working capital	(542)	(488)
Other, net (a)	14	(9)
Cash provided by continuing operating activities	(337)	(301)
Cash utilized in discontinued operating activities	—	(1)
Total cash provided by operating activities	(337)	(302)

Cash flows from investing activities:
Additions to property, plant and equipment	(98)	(117)
Acquisitions, net of cash acquired	(17)	(22)
Other, net	1	6
Cash utilized in investing activities	(114)	(133)

Cash flows from financing activities:
Changes in borrowings, net	273	274
Issuance of common stock and other	3	5
Payment of finance fees	(19)	(3)
Cash provided by (utilized in) financing activities	257	276
Effect of exchange rate fluctuations on cash	14	(1)
Change in cash	(180)	(160)
Cash at beginning of period	492	399
Cash at end of period	$312	$239

(a)         Other, net includes other non cash charges plus other changes in non-current assets and liabilities.

OWENS-ILLINOIS, INC.

Reportable Segment Information

(Dollars in millions)

	Three months ended March 31
Unaudited	2017	2016
Net sales:
Europe	$554	$563
North America	528	532
Latin America	341	312
Asia Pacific	173	159
Reportable segment totals	1,596	1,566

Other	19	22
Net sales	$1,615	$1,588

Segment operating profit (a):

Europe	$59	$55
North America	85	76
Latin America	54	63
Asia Pacific	20	17

Reportable segment totals	218	211

Items excluded from segment operating profit:
Retained corporate costs and other	(28)	(32)
Items not considered representative of ongoing operations (b)	(39)	(12)

Interest expense, net	(78)	(66)
Earnings from continuing operations before income taxes	$73	$101

Ratio of earnings from continuing operations before income taxes to net sales	4.5%	6.4%

Segment operating profit margin (c):

Europe	10.6%	9.8%
North America	16.1%	14.3%
Latin America	15.8%	20.2%
Asia Pacific	11.6%	10.7%
Reportable segment margin totals	13.7%	13.5%

(a)         Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to segment operating profit is earnings from continuing operations before income taxes.  The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(b)         Reference reconciliation to adjusted earnings and constant currency.

(c)          Segment operating profit margin is segment operating profit divided by segment net sales.

OWENS-ILLINOIS, INC.

Changes in Net Sales and Segment Operating Profit for Reportable Segments

(Dollars in millions)

Unaudited	Europe	North America	Latin America	Asia Pacific	Total

Net sales for reportable segments- 1Q16	$563	$532	$312	$159	$1,566
Effects of changing foreign currency rates (a)	(24)	1	11	6	(6)
1Q16 at constant currency	539	533	323	165	1,560
Price	(8)	8	9	1	10
Sales volume & mix	23	(13)	9	7	26
Total reconciling items	15	(5)	18	8	36
Net sales for reportable segments- 1Q17	$554	$528	$341	$173	$1,596

	Europe	North America	Latin America	Asia Pacific	Total
Segment operating profit - 1Q16	$55	$76	$63	$17	$211
Effects of changing foreign currency rates (a)	(3)			1	(2)
Segment operating profit at constant currency - 1Q16	52	76	63	18	209
Price	(8)	8	9	1	10
Sales volume & mix	5	(2)	4	1	8
Operating costs	10	3	(22)		(9)
Total reconciling items	7	9	(9)	2	9
Segment operating profit - 1Q17	$59	$85	$54	$20	$218

(a)         Currency effect on net sales and segment operating profit determined by using month-end foreign currency exchange rates in 2017 to translate 2016 local currency results.

OWENS-ILLINOIS, INC.

Reconciliation to Adjusted Earnings and Constant Currency

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

	Three months ended March 31
Unaudited	2017	2016

Earnings from continuing operations attributable to the Company	$49	$68
Items impacting other expense, net:
Restructuring, asset impairment and other charges	39	19
Gain related to cash received from the Chinese government as compensation for land in China that the Company was required to return to the government		(7)
Items impacting interest expense:
Charges for note repurchase premiums and write-off of finance fees	17
Items impacting income tax:
Net benefit for income tax on items above	(9)	(4)
Items impacting net earnings attributable to noncontrolling interests:
Net impact of noncontrolling interests on items above	(1)	2
Total adjusting items (non-GAAP)	$46	$10

Adjusted earnings (non-GAAP)	$95	$78

Currency effect on earnings (2016 only)(a)		(1)

Adjusted earnings on a constant currency basis (2016 only) (non-GAAP)		$77

Diluted average shares (thousands)	163,840	161,793

Earnings per share from continuing operations (diluted)	$0.30	$0.42
Adjusted earnings per share (non-GAAP)	$0.58	$0.48

Adjusted earnings per share on a constant currency basis (non-GAAP)		$0.48

(a)         Currency effect on earnings determined by using month-end foreign currency exchange rates in 2017 to translate 2016 local currency results.

OWENS-ILLINOIS, INC.

Reconciliation to Expected Adjusted Earnings - FY17 Forecast

(Dollars in millions, except per share amounts)

	Forecast for Year Ended December 31, 2017
Unaudited	Low End of Guidance Range		High End of Guidance Range

Earnings from continuing operations attributable to the Company	$348	to	$364
Items management considers not representative of ongoing operations:(a)
Restructuring, asset impairment and other charges(b)	39		39
Charges for note repurchase premiums and write-off of finance fees(b)	17		17
Net benefit for income tax on items above(b)	(9)		(9)
Net impact of noncontrolling interests on items above(b)	(1)		(1)
Total adjusting items (non-GAAP)	$46		$46

Adjusted earnings (non-GAAP)	$394	to	$410

Diluted average shares (thousands)	164,000		164,000

Earnings per share from continuing operations (diluted)	$2.12	to	$2.22
Adjusted earnings per share (non-GAAP)	$2.40	to	$2.50

(a)                                 The items management considers not representative of ongoing operations does not include an adjustment for asbestos-related costs. The adjustment for asbestos-related costs, if any, will not be determined until the company completes its annual comprehensive legal review in the fourth quarter.

(b)                                 Includes management decisions through the first quarter of 2017. Further actions may be taken in 2017.

OWENS-ILLINOIS, INC.

Reconciliation to Adjusted Free Cash Flow

(Dollars in millions, except per share amounts)

Unaudited	2015	2016	2017 Forecast

Cash provided by continuing operating activities	$612	$758	$730
Additions to property, plant and equipment	(402)	(454)	(480)
Asbestos-related payments	138	125	115
Adjusted free cash flow (non-GAAP)	$348	$429	$365

Cash utilized in investing activities	$(2,748)	$(417)	(c)

Cash provided by (utilized in) financing activities	$2,057	$(228)	(c)

(c)                                  Forecasted amounts for full year 2017 are not yet determinable at this time.